CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	7,000,000	$258,300,000	$29,988.63

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(r) under the Securities Act.
(2)	Calculated pursuant to Rule 457(r) under the Securities Act at the statutory rate of $116.10 per $1,000,000 of securities registered and relating to the Registration Statement on Form S-3 (No. 333-165008) filed by Owens Corning on February 22, 2010. Pursuant to Rule 457(p) under the Securities Act of 1933, the $190,676.45 remaining of the filing fee previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-1 (No. 333-136363) initially filed by Owens Corning on August 7, 2006, is being carried forward, of which $29,988.63 is set off against the registration fee due for this offering and of which $160,687.82 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(1)

Registration No. 333-165008

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 22, 2010)

Owens Corning

7,000,000 Shares of Common Stock

The selling stockholder identified in this prospectus supplement is offering 7,000,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares being sold by the selling stockholder.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “OC.” The last reported sale price of our common stock on May 2, 2011 was $37.65 per share.

Investing in our common stock involves risks. See the section titled “Risk Factors” on page S-6 of this prospectus supplement or incorporated by reference in this prospectus supplement for a discussion of certain risks you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters have agreed to purchase the shares from the selling stockholder at a price per share of $36.90, subject to the terms and conditions set forth in an underwriting agreement among the underwriters, the selling stockholder and us. The underwriters propose to offer the shares for sale from time to time in the over-the-counter market or in one or more negotiated transactions at market prices or negotiated prices.

The underwriters expect to deliver the shares to purchasers on or about May 6, 2011.

BofA Merrill Lynch	J.P. Morgan

The date of this prospectus supplement is May 2, 2011.

Prospectus Supplement

Prospectus dated February 22, 2010

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference in this prospectus, is available to you without charge upon written or oral request to Owens Corning at the address or telephone number indicated in the section titled “Where You Can Find More Information” in this prospectus supplement.

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the selling stockholder and the terms on which the selling stockholder is offering and selling our common stock. The second part is the accompanying prospectus dated February 22, 2010, which contains and incorporates by reference important business and financial information about us and other information about the offering.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus. Neither we, the selling stockholder, nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in either this prospectus supplement or the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our common stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus. The incorporated documents are described under “Where You Can Find More Information.”

Unless the context indicates otherwise, the terms “Owens Corning,” “Company,” “we” and “our” in this prospectus supplement refer to Owens Corning and its subsidiaries. References to a particular year mean the Company’s year commencing on January 1 and ending on December 31 of that year. The term “Predecessor” in this prospectus supplement refers to Owens Corning’s predecessor company, Owens Corning Sales, LLC and its subsidiaries.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Our disclosures and analysis in this prospectus supplement and the accompanying prospectus and the materials we have filed or will file with the Securities and Exchange Commission (the “SEC”), including documents incorporated by reference or deemed incorporated by reference herein or therein (as well as information included in our other written or oral statements), contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “project,” “strategy,” “will” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the statements. These risks, uncertainties and other factors include, without limitation:

•	economic and political conditions, including new legislation or other governmental actions;

•	levels of residential and commercial construction activity;

•	competitive factors;

•	pricing factors;

•	weather conditions;

•	our level of indebtedness;

•	industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders;

•	availability and cost of raw materials;

•	availability and cost of credit;

•	interest rate movements;

•	issues related to acquisitions, divestitures and joint ventures;

•	our ability to utilize our net operating loss carryforwards;

•	achievement of expected synergies, cost reductions and/or productivity improvements;

•	issues involving implementation of new business systems;

•	foreign exchange fluctuations;

•	research and development activities;

•	difficulties in managing production capacity; and

•	labor disputes.

All forward-looking statements in this prospectus supplement and the accompanying prospectus (including documents incorporated by reference or deemed incorporated by reference herein or therein) should be considered in the context of the risk and other factors described above and as detailed from time to time in the Company’s SEC filings. Any forward-looking statements speak only as of the date the statement is made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus (including documents incorporated by reference or deemed incorporated by reference herein or therein) may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus supplement and the accompanying prospectus (including documents incorporated by reference or deemed incorporated by reference herein or therein) are cautioned not to place undue reliance on the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus supplement, regardless of when furnished to the SEC. We incorporate by reference the following documents we have already filed with the SEC (file number 1-33100) and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) until the offering of the common stock under this prospectus supplement is complete:

•	Annual Report on Form 10-K for the year ended December 31, 2010;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 16, 2011;

•	Current Report on Form 8-K/A filed with the SEC on February 4, 2011;

•	Current Report on From 8-K filed with the SEC on March 3, 2011;

•	Current Report on From 8-K filed with the SEC on March 28, 2011;

•	Current Report on From 8-K filed with the SEC on April 5, 2011; and

•	Current Report on From 8-K filed with the SEC on April 14, 2011.

Our SEC filings are available free of charge through our Internet website (www.owenscorning.com) as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. The contents of our Internet website are not incorporated into this prospectus supplement or the accompanying prospectus. You may also request a copy of our SEC filings at no cost, by writing or telephoning us at:

Owens Corning

One Owens Corning Parkway

Toledo, OH 43659

Attention: Corporate Secretary

Telephone: (419) 248-8000

Our SEC filings are also available at the SEC’s website at http://www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

SUMMARY

This summary highlights selected information from this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the information in the accompanying prospectus and in the documents incorporated by reference or deemed incorporated by reference into this prospectus supplement or the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the sections titled “Risk Factors” on page S-6 of this prospectus supplement, on page 3 of the accompanying prospectus and beginning on page 6 in our Annual Report on Form 10-K for the year ended December 31, 2010. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Statement Concerning Forward-Looking Statements” on page iii of this prospectus supplement and “Cautionary Statement Concerning Forward-Looking Statements” in the accompanying prospectus.

Our Company

Owens Corning was founded in 1938. Since then the Company has continued to grow as a market-leading innovator of glass fiber technology. Owens Corning is a world leader in composite and building materials systems, delivering a broad range of high-quality products and services. Our products range from glass fiber used to reinforce composite materials for transportation, electronics, marine, infrastructure, wind-energy and other high-performance markets to insulation and roofing for residential, commercial and industrial applications. As a sustainability-focused company, Owens Corning creates value for our customers and stockholders, positively impacts the environment and enhances the lives of those with whom we interact.

Our principal executive offices are located at One Owens Corning Parkway, Toledo, Ohio 43659 and our telephone number is (419) 248-8000.

SEGMENT OVERVIEW

We operate within two segments: Composites, which includes our Reinforcements and Downstream businesses; and Building Materials, which includes our Insulation, Roofing, and Other businesses. Our Composites and Building Materials reportable segments accounted for approximately 37% and 63% of our total reportable segment net sales, respectively, in 2010.

Composites

Owens Corning glass fiber materials can be found in over 40,000 end-use applications within seven primary markets: power and energy, housing, water distribution, industrial, transportation, consumer and aerospace/military. Such end-use applications include pipe, roofing shingles, sporting goods, computers, telecommunications cables, boats, aircraft, defense, automotive, industrial containers and wind-energy. Our products are manufactured and sold worldwide. We primarily sell our products directly to parts molders and fabricators. Within the building and construction market, our Composites segment sells glass fiber and/or glass mat directly to a small number of major shingle manufacturers, including our own Roofing business.

Our Composites segment is comprised of our Reinforcements and Downstream businesses. Within the Reinforcements business, the Company manufactures, fabricates and sells glass reinforcements in the form of fiber. Within the Downstream business, the Company manufactures and sells glass fiber products in the form of fabrics, mat, veil and other specialized products.

Demand for composites is driven by general global economic activity and, more specifically, by the increasing replacement of traditional materials such as aluminum, wood and steel with composites that offer lighter weight, improved strength, lack of conductivity and corrosion resistance. We estimate that over the last 15 years, on average, annual global demand for composite materials grew at about 1.5 times to 2 times global GDP.

Building Materials

Our Building Materials reportable segment is comprised of the following businesses:

Insulation

Insulation includes insulating products, Building Materials Europe and Construction Services.

Our insulating products help customers conserve energy, provide improved acoustical performance and offer convenience of installation and use, making them a preferred insulating product for new home construction and remodeling. These products include thermal and acoustical batts, loose fill insulation, foam sheathing and accessories, and are sold under well-recognized brand names and trademarks such as Owens Corning PINK FIBERGLAS® Insulation. We sell our insulation products primarily to insulation installers, home centers, lumberyards, retailers and distributors in the United States and Canada.

Demand for Owens Corning’s insulating products is driven by new residential construction, remodeling and repair activity, commercial and industrial construction activity, increasingly stringent building codes and the growing need for energy efficiency. Sales in this business typically follow seasonal home improvement, remodeling and renovation and new construction industry patterns. Demand for new residential construction follows on a three-month lagged basis. The peak season for home construction and remodeling in our geographic markets generally corresponds with the second and third calendar quarters, and therefore, our sales levels are typically higher during the second half of the year.

Roofing

Our primary products in the Roofing business are laminate and strip asphalt roofing shingles. Other products include oxidized asphalt and roofing accessories. We have been able to meet the growing demand for longer lasting, aesthetically attractive laminate products with modest capital investment.

We sell shingles and roofing accessories primarily through home centers, lumberyards, retailers, distributors and contractors in the United States and sell other asphalt products internally to manufacture residential roofing products and externally to other roofing manufacturers. We also sell asphalt to roofing contractors and distributors for built-up roofing asphalt systems and to manufacturers in a variety of other industries, including automotive, chemical, rubber and construction.

Demand for products in our Roofing business is generally driven by both residential repair and remodeling activity and by new residential construction. Roofing damage from strong storms can significantly increase demand in this business. As a result, sales in this segment do not always follow seasonal home improvement, remodeling and new construction industry patterns as closely as our Insulation business.

Other

Other includes our North America Masonry Products business (“Masonry Products”). On December 31, 2010, the Company sold Masonry Products to Boral Industries Ltd. (“Boral”). Through Masonry Products, Owens Corning manufactured and sold manufactured stone and brick veneers used in residential and commercial new construction and remodeling under a number of brand names including Cultured Stone® and ProStoneTM. Manufactured stone veneer replicates the texture and colors of natural stone while offering improved features such as reduced weight, ease of installation and cost efficiency.

The Offering

Common stock offered by the selling stockholder	7,000,000 shares.

Common Stock to be outstanding before and after the offering	124,804,861 shares.

Use of Proceeds	We will not receive any of the proceeds from this offering.

Dividends	Owens Corning did not pay cash dividends on its common stock during the two most recent years. The payment of any future cash dividends to our stockholders will depend on decisions that will be made by our Board of Directors. Although our Board of Directors is expected to consider from time to time the payment of quarterly cash dividends, there can be no assurance we will pay any cash dividend, or if declared, the amount of such cash dividend. See “Dividends.”

NYSE Symbol	“OC”

Risk Factors	Investing in our common stock involves risks. See the sections titled “Risk Factors” on page S-6 of this prospectus supplement, on page 3 of the accompanying prospectus and beginning on page 6 in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of certain risks you should consider before investing in our common stock.

The number of shares of common stock outstanding after this offering is based on the number of shares outstanding as of April 15, 2011 (124,804,861 shares of common stock) and excludes:

•	3,509,920 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2011, at a weighted average exercise price of $26.12 per share;

•

17,502,848 shares of common stock issuable upon the exercise of Series A warrants at an exercise price of $43.00 per share, and 7,836,992 shares of common stock issuable upon the exercise of Series B warrants at an exercise price of $45.25 per share, outstanding as of March 31, 2011; and

•	3,635,629 shares of common stock reserved for issuance under our equity compensation plan.

Summary of Selected Historical Financial Data

The following tables set forth our summary of selected historical financial data presented on a consolidated basis and include the accounts of Owens Corning and our subsidiaries.

We have derived the summary financial information for each of the years ended December 31, 2006 through December 31, 2010 and the three months ended March 31, 2011 and March 31, 2010 from the financial statements of the Company. Our summary of selected historical financial data is not necessarily indicative of our future financial position, future results of operations or future cash flows.

You should read the information set forth below in conjunction with all information included and incorporated by reference in this prospectus supplement, including our historical consolidated financial statements and notes to those statements from our Annual Report on Form 10-K for the year ended December 31, 2010 and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

	Successor(a)							Predecessor(a)
	Three Months Ended Mar. 31, 2011	Three Months Ended Mar. 31, 2010	Twelve Months Ended Dec. 31, 2010(b)	Twelve Months Ended Dec. 31, 2009(c)	Twelve Months Ended Dec. 31, 2008(d)	Twelve Months Ended Dec. 31, 2007(e)	Two Months Ended Dec. 31, 2006(f)	Ten Months Ended Oct. 31, 2006(g)
	(unaudited)
	(in millions, except per share amounts)
Statement of Earnings (Loss) Data
Net sales	$1,238	$1,265	$4,997	$4,803	$5,847	$4,978	$772	$4,627
Gross margin	$202	$236	$956	$849	$922	$776	$84	$914
Marketing and administrative expenses	$135	$124	$516	$522	$617	$498	$86	$408
Earnings (loss) from continuing operations before interest and taxes	$61	$83	$206	$192	$234	$144	$(76)	$479
Interest expense, net	$25	$26	$110	$111	$116	$122	$29	$241
Gain on settlement of liabilities subject to compromise	$—	$—	$—	$—	$—	$—	$—	$(5,864)
Fresh-start accounting adjustments	$—	$—	$—	$—	$—	$—	$—	$(2,919)
Income tax expense (benefit)	$11	$9	$(840)	$14	$931	$(8)	$(35)	$991
Earnings (loss) from continuing operations	$25	$49	$940	$67	$(811)	$29	$(70)	$8,034
Earnings (loss) from discontinued operations (h)	$—	$—	$—	$—	$—	$69	$(11)	$127
Net earnings (loss) attributable to Owens Corning	$24	$48	$933	$64	$(813)	$95	$(85)	$8,157

Amounts attributable to Owens Corning common stockholders:
Earnings (loss) from continuing operations, net of tax	$24	$48	$933	$64	$(813)	$26	$(74)	$8,030
Discontinued operations, net of tax	—	—	—	—	—	69	(11)	127

Net earnings (loss) attributable to Owens Corning	$24	$48	$933	$64	$(813)	$95	$(85)	$8,157

Basic earnings (loss) per common share attributable to Owens Corning common stockholders
Earnings (loss) from continuing operations	$0.19	$0.38	$7.43	$0.51	$(6.38)	$0.20	$(0.58)	$145.20
Earnings (loss) from discontinued operations	—	—	—	—	—	0.54	(0.09)	2.30

Basic earnings (loss) per common share	$0.19	$0.38	$7.43	$0.51	$(6.38)	$0.74	$(0.67)	$147.50

Diluted earnings (loss) per common share attributable to Owens Corning common stockholders
Earnings (loss) from continuing operations	$0.19	$0.38	$7.37	$0.50	$(6.38)	$0.20	$(0.58)	$134.06
Earnings (loss) from discontinued operations	—	—	—	—	—	0.54	(0.09)	2.12

Diluted earnings (loss) per common share	$0.19	$0.38	$7.37	$0.50	$(6.38)	$0.74	$(0.67)	$136.18

	Successor(a)							Predecessor(a)
	Three Months Ended Mar. 31, 2011	Three Months Ended Mar. 31, 2010	Twelve Months Ended Dec. 31, 2010(b)	Twelve Months Ended Dec. 31, 2009(c)	Twelve Months Ended Dec. 31, 2008(d)	Twelve Months Ended Dec. 31, 2007(e)	Two Months Ended Dec. 31, 2006(f)	Ten Months Ended Oct. 31, 2006(g)
	(unaudited)
	(in millions, except per share amounts)
Weighted-average common shares
Basic	123.8	126.5	125.6	124.8	127.4	128.4	128.1	55.3
Diluted	125.3	127.5	126.6	127.1	127.4	129.0	128.1	59.9

Balance Sheet Data
Total assets	$7,484	$7,255	$7,158	$7,167	$7,222	$7,851	$8,450	$8,857
Long-term debt, net of current portion	$1,919	$2,184	$1,629	$2,177	$2,172	$1,993	$1,296	$1,300
Total equity	$3,757	$2,897	$3,686	$2,853	$2,780	$4,004	$3,710	$3,768

No dividends were declared or paid for any periods presented above.

(a)	The Company adopted fresh-start accounting on October 31, 2006. Fresh-start accounting requires that the reporting entity allocate the reorganization value of the company to its assets and liabilities in a manner similar to the manner done in an acquisition. Under the provisions of fresh-start accounting, a new entity has been deemed created for financial reporting purposes. The financial information set forth in this report, unless otherwise expressly set forth or as the context otherwise indicates, reflects the consolidated results of operations and financial condition of Owens Corning and its subsidiaries for the periods following October 31, 2006 (“Successor”) and of Owens Corning Sales, LLC and its subsidiaries for the periods through October 31, 2006 (“Predecessor”).
(b)	During 2010, the Successor recorded impairment charges of $117 million, $40 million of charges related to cost reduction actions and related items (comprised of $29 million of severance costs and $11 million of other costs), and charges of $13 million of integration costs related to the acquisition of Saint-Gobain’s reinforcement and composite fabrics business in 2007 (“2007 Acquisition”).
(c)	During 2009, the Successor recorded $53 million of charges related to cost reduction actions and related items (comprised of $34 million of severance costs, and $19 million of other costs, inclusive of $13 million of accelerated depreciation), charges of $33 million of integration costs related to the 2007 Acquisition, and $29 million for charges related to our employee emergence equity program.
(d)	During 2008, the Successor recorded $85 million of integration costs related to the 2007 Acquisition (including charges of $10 million to impair assets related to the divestiture in 2008 of two composite manufacturing plants (“2008 Divestiture”)), $26 million of expenses related to our employee emergence equity program, $9 million in expenses related to leases of certain precious metals used in production tooling, $7 million for charges related to cost reduction actions and a gain of $48 million related to the sale of certain precious metals used in production tooling.
(e)	During 2007, the Successor recorded $54 million for charges related to cost reduction actions and related items (comprised of $28 million of charges related to severance and $26 million of other costs, which is inclusive of $21 million of accelerated depreciation), charges of $101 million of integration and transaction costs related to the 2007 Acquisition (including $60 million of charges to impair assets related to the 2008 Divestiture and charges of $12 million related to the impact of inventory write-up) and $37 million of expenses related to our employee emergence equity program.
(f)	During the two months ended December 31, 2006, the Successor recorded $32 million for charges related to cost reduction actions and related items (comprised of $20 million of charges related to cost reduction actions and $12 million of other costs), $6 million of transaction costs related to the 2007 Acquisition, charges of $10 million for Chapter 11-related reorganization expenses, charges of $91 million related to the impact of fresh-start accounting (comprised of $70 million related to the impact of inventory write-up and $21 million related to the write-off of in-process research and development) and $6 million of expenses related to our employee emergence equity program.
(g)	During the ten months ended October 31, 2006, the Predecessor recorded income of $34 million for charges related to cost reduction actions and related items (comprised of $12 million of charges related to cost reduction actions, $45 million of gains on the sale of certain precious metals used in production tooling, and $1 million of other gains), $7 million of transaction costs related to the 2007 Acquisition, charges of $45 million for Chapter 11-related reorganization expenses, income of $13 million for asbestos-related insurance recoveries and $247 million for accrued post petition interest.
(h)	Discontinued operations consist of the Company’s Siding Solutions business and Fabwel unit, which were both sold during the third quarter of 2007.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described below and in the “Risk Factors” section on page 3 of the accompanying prospectus, together with the other information contained in, or incorporated by reference into, this prospectus supplement, as well as the “Risk Factors” section beginning on page 6 in our Annual Report on Form 10-K for the year ended December 31, 2010 before you decide to buy the common stock offered by this prospectus. If any of the events outlined actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline and you may lose all or part of your investment.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of our common stock or preferred stock, subject to the lock-up agreement with the underwriters, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, by us, the selling stockholder or others, or the perception that such sales could occur.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2011. You should read this table in conjunction with our “Summary of Selected Historical Financial Data” and our historical consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

As of March 31, 2011 (in millions, except per share amounts)
Cash and cash equivalents	$61

Short-term debt	5

Long-term debt:
6.50% Senior Notes, net of discount, due 2016	649
7.00% Senior Notes, net of discount, due 2036	540
9.00% Senior Notes, net of discount, due 2019	345
Senior revolving credit facility, maturing in 2014	311
Various capital leases, due through and beyond 2050	51
Various floating rate debt, maturing through 2027	11
Other fixed rate debt, with maturities up to 2022, at rates up to 11%	9
Effects of interest rate swap on 6.50% senior notes, due 2016	8

Total long-term debt	1,924
Less – current portion	5

Long-term debt, net of current portion	1,919

Mandatorily redeemable noncontrolling interest	—

Stockholders’ equity:
Preferred stock, par value $0.01 per share (a)	—
Common stock, par value $0.01 per share (b)	1
Additional paid in capital	3,887
Accumulated earnings	218
Accumulated other comprehensive deficit	(153)
Cost of common stock in treasury (c)	(234)

Total Owens Corning stockholders’ equity	3,719
Noncontrolling interest	38

Total equity	3,757

Total capitalization	$5,686

(a)	10 shares authorized; none issued or outstanding at March 31, 2011.
(b)	400 shares authorized; 133.2 shares issued and 124.8 shares outstanding at March 31, 2011.
(c)	9.5 shares at March 31, 2011.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “OC.” The following table sets forth the high and low daily sales prices of our common stock on the NYSE for the periods indicated.

	High	Low
Fiscal Year Ended December 31, 2011
Second Quarter (Through May 2, 2011)	$38.87	$34.91
First Quarter	$37.70	$30.33

	High	Low
Fiscal Year Ended December 31, 2010
Fourth Quarter	$31.58	$25.54
Third Quarter	$32.88	$23.05
Second Quarter	$37.36	$25.59
First Quarter	$26.83	$22.56

	High	Low
Fiscal Year Ended December 31, 2009
Fourth Quarter	$26.80	$20.09
Third Quarter	$26.26	$11.74
Second Quarter	$20.73	$8.61
First Quarter	$18.66	$5.08

On May 2, 2011, the closing sale price of our common stock as reported on the NYSE was $37.65.

DIVIDENDS

Owens Corning did not pay cash dividends on its common stock during the two most recent years. The payment of any future cash dividends to our stockholders will depend on decisions that will be made by our Board of Directors and will depend on then existing conditions, including our operating results, financial condition, contractual restrictions, corporate law restrictions, capital requirements, the applicable laws of the State of Delaware and business prospects. Although our Board of Directors is expected to consider from time to time the payment of quarterly cash dividends, there can be no assurance we will pay any cash dividend, or if declared, the amount of such cash dividend.

SELLING STOCKHOLDER

The following table, which was prepared based on information supplied to us by the selling stockholder, sets forth the name of the selling stockholder, the number of shares of common stock beneficially owned by the selling stockholder and the number of shares to be offered by the selling stockholder pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of our common stock by the selling stockholder as adjusted to reflect the assumed sale of all of the shares of common stock offered under this prospectus supplement. The ownership percentage indicated in the following table is based on 124,804,861 outstanding shares of Owens Corning common stock as of April 15, 2011.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the person named in the table below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person.

The shares of our common stock registered hereby were acquired by the selling stockholder in connection with the transactions contemplated by the plan of reorganization confirmed in the Predecessor’s bankruptcy proceedings.

	Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering
Name of Selling Stockholder	Number	Percentage	Number of Shares Offered Hereby	Number	Percentage
Asbestos PI Trust (1)	14,100,000	11.30%	7,000,000	7,100,000	5.69%

(1)	Owens Corning/Fibreboard Asbestos Personal Injury Trust, which we refer to as the Asbestos PI Trust, was established and funded pursuant to the plan of reorganization confirmed in the Predecessor’s bankruptcy proceedings. The Asbestos PI Trust holds the shares of common stock for the benefit of those claimants involved in actions involving personal injury or death claims caused by exposure to asbestos-containing products for which the Predecessor and Fibreboard Corporation, their predecessors, successors and assigns had legal liability.

MATERIAL UNITED STATES FEDERAL TAX

CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

The following discussion is a summary of the material U.S. federal income tax considerations generally applicable to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all the potential U.S. federal income tax consequences relating thereto, nor does it address any tax consequences arising under any state, local or non-U.S. tax laws or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this offering. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, former U.S. citizens or residents, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation and persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “United States person” for U.S. federal income tax purposes. A United States person is any of the following:

•	an individual who is or is treated as a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, such partners are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of being a partner in a partnership that holds our common stock.

Distributions on our Common Stock

Distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes first will constitute a return of capital and be applied against and reduce a holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as gain from the sale or exchange of such stock, the treatment of which is described below.

Dividends paid to a non-U.S. holder of our common stock that are not effectively connected with a U.S. trade or business conducted by such holder generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided prior to the payment of dividends and may be required to be updated periodically. Non-U.S. holders that do not timely provide the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding possible entitlement to benefits under a tax treaty.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business, the non-U.S. holder will be exempt from withholding of U.S. federal income tax. To claim the exemption, the non-U.S. holder must furnish a valid IRS Form W-8ECI (or applicable successor form) certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a United States person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a 30% rate or such lower rate specified by an applicable tax treaty. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

On March 18, 2010, the Hiring Incentives to Restore Employment Act (the “HIRE Act”) was signed into law. The HIRE Act will generally impose, effective for payments made after December 31, 2012, a withholding tax of 30% on certain payments of U.S.-source dividends and gross proceeds from the sale of common stock that can produce U.S.-source dividends, that are made to certain foreign financial institutions, investment funds and other non-U.S. persons, unless various information reporting requirements are satisfied. Dividends on our common stock would be treated as U.S.-source for purposes of this rule. Prospective investors should consult their tax advisors regarding the HIRE Act.

Gain on Sale or Disposition of our Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation, or USRPHC, during the relevant statutory period.

Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a United States person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a 30% rate or such lower rate specified by an applicable tax treaty. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses of the non-U.S. holder.

With respect to the third bullet point above, we believe that we are not currently and are not likely to become a USRPHC.

Information Reporting and Backup Withholding

Information concerning the amount of dividends and the amount of any tax withheld with respect to those dividends must be reported to the IRS and to each non-U.S. holder. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. However, backup withholding generally will not apply to payments of dividends to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption.

Information reporting, but not backup withholding, will generally apply to payments of the proceeds from a disposition by a non-U.S. holder of our common stock made by or through a non-U.S. office of a broker if the broker is a United States person or a non-U.S. person with certain types of relationships to the United States, unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder or an exemption is otherwise established.

Payment of the proceeds from a non-U.S. holder’s disposition of our common stock made by or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption. Non-U.S. holders should consult their tax advisors on the application of information reporting and backup withholding to them in their particular circumstances.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions set forth in a purchase agreement among us, the selling stockholder and the underwriters, the selling stockholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholder the number of shares of common stock set forth opposite its name below.

Underwriters	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	3,500,000
J.P. Morgan Securities LLC	3,500,000

Total	7,000,000

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriter may be increased or the purchase agreement may be terminated.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The purchase agreement provides that the obligation of the underwriters to purchase shares of common stock depends on the satisfaction of the conditions contained in the purchase agreement, including the receipt by the underwriters of certain certifications and legal opinions.

The underwriters have agreed, severally and not jointly, to purchase the shares from the selling stockholder at a price per share of $36.90. The underwriters propose to offer the shares of common stock from time to time for sale in one or more transactions (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to prevailing market prices, or (iv) at negotiated prices. In connection with the sale of the shares of common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

The expenses of the offering, not including the underwriting discount and commissions, are estimated at $125,000 and are payable by us. In addition, we have agreed to pay certain expenses in connection with this offering, including the fees and expenses of one counsel retained by the Asbestos PI Trust.

No Sales of Similar Securities

We and the selling stockholder have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus without first obtaining the written consent of the underwriters. Specifically, we and the selling stockholder have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “OC.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than it is required to purchase in the offering. The underwriters may close out any covered short position by purchasing shares in the open market. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, the certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Certain underwriters may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus may be available on the Internet web site maintained by certain underwriters. Other than the prospectus in electronic format, the information on the web site of such underwriters is not part of this prospectus.

Other Relationships

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are lenders under a credit agreement, dated May 26, 2010 by and among Owens Corning, Wells Fargo Bank, N.A. and the lenders referred to therein. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Notice To Prospective Investors In The European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of securities will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the securities that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of securities may be made to the public in that Relevant Member State at any time:

A. to “qualified investors” as defined in the Prospectus Directive, including:

(a)	(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b)	(in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B. to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor”, and (B) in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the securities acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where securities have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Switzerland

This document does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the securities will not be listed on the SIX Swiss Exchange. Therefore, this document may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the securities may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the securities with a view to distribution. Any such investors will be individually approached by the underwriter from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this document nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of our common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. The underwriters are being represented in this offering by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K of Owens Corning for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

OWENS CORNING

Common Stock

The Owens Corning/Fibreboard Asbestos Personal Injury Trust, the selling stockholder, may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. Each time any common stock is offered pursuant to this prospectus, the selling stockholder will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the number of shares of our common stock to be sold by the selling stockholder. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell shares of our common stock unless accompanied by a prospectus supplement.

The shares of our common stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our common stock offered by this prospectus and the accompanying prospectus supplement may be offered by the selling stockholder directly to investors or to or through underwriters, dealers or other agents.

We do not know when or in what amounts the selling stockholder may offer these shares of our common stock for sale from time to time. The selling stockholder may sell all, some or none of the shares of our common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock sold by the selling stockholder.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “OC.”

Our principal executive offices are located at One Owens Corning Parkway, Toledo, Ohio 43659, and our telephone number at that address is (419) 248-8000. Our principal website is located at www.owenscorning.com. Information on our website is not incorporated into this prospectus.

Investing in our common stock involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 22, 2010.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference in this prospectus, is available to you without charge upon written or oral request to: Owens Corning, One Owens Corning Parkway, Toledo, Ohio 43659, Attention: Corporate Secretary, (419) 248-8000.

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, which we refer to as the Securities Act. Under the automatic shelf process, the selling stockholder to be named in a prospectus supplement may offer and sell, from time to time, shares of our common stock. The selling stockholder will also be required to provide a prospectus supplement containing specific information about the selling stockholder and the terms on which it is offering and selling our common stock. We may also add, update or change in a prospectus supplement information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, before you make any investment decision.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under “Incorporation By Reference,” and any free writing prospectus that we prepare and distribute. Neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus, the accompanying prospectus supplement or any such free writing prospectus.

The selling stockholder may only offer to sell, and seek offers to buy, shares of our common stock in jurisdictions where offers and sales are permitted.

Unless the context indicates otherwise, the terms “Owens Corning,” “Company,” “we” and “our” in this prospectus refer to Owens Corning and its subsidiaries. References to a particular year mean the Company’s year commencing on January 1 and ending on December 31 of that year. The term “Predecessor” in this prospectus refers to Owens Corning’s predecessor company, Owens Corning Sales, LLC and its subsidiaries.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus contains, and any accompanying prospectus supplement may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “project,” “strategy,” “will” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the statements. These risks, uncertainties and other factors include, without limitation:

•	economic and political conditions, including new legislation or other governmental actions;

•	levels of residential and commercial construction activity;

•	competitive factors;

•	pricing factors;

•	weather conditions;

•	our level of indebtedness;

•	industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders;

•	availability and cost of raw materials;

•	availability and cost of credit;

•	interest rate movements;

•	issues related to acquisitions, divestitures and joint ventures;

•	our ability to utilize our net operating loss carryforwards;

•	achievement of expected synergies, cost reductions and/or productivity improvements;

•	issues involving implementation of new business systems;

•	foreign exchange fluctuations;

•	research and development activities;

•	difficulties in managing production capacity; and

•	labor disputes.

All forward-looking statements in this prospectus and any accompanying prospectus supplement should be considered in the context of the risk and other factors described above and as detailed from time to time in the Company’s Securities and Exchange Commission filings. Any forward-looking statements speak only as of the date the statement is made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus or any prospectus supplement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus or any prospectus supplement are cautioned not to place undue reliance on the forward-looking statements.

THE COMPANY

Since Owens Corning was founded in 1938, the Company has continued to grow as a market-leading innovator of glass fiber technology. Headquartered in Toledo, Ohio, Owens Corning is a world leader in composite and building materials systems, delivering a broad range of high-quality products and services. Our products range from glass fiber used to reinforce composite materials for transportation, electronics, marine, infrastructure, wind-energy and other high-performance markets to insulation, roofing and manufactured stone veneer for residential, commercial and industrial applications. As a sustainability-focused company, Owens Corning creates value for our customers and stockholders, positively impacts the environment and enhances the lives of those with whom we interact.

On November 1, 2007, the Company completed its acquisition of Saint-Gobain’s reinforcements and composite fabrics businesses (the “2007 Acquisition”). The 2007 Acquisition, described more fully in Note 9 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009, accelerated the Company’s global growth strategy by enhancing its presence in low-cost emerging markets around the world and strengthened its position as a market leader in glass reinforcements and composites. To complete required regulatory remedies associated with the 2007 Acquisition, the Company sold two composite manufacturing plants in Battice, Belgium and Birkeland, Norway (the “2008 Divestiture”) on May 1, 2008.

RISK FACTORS

You should consider carefully the following information about the risks described below, together with the other information contained in, or incorporated by reference into, this prospectus and the accompanying prospectus supplement, as well as the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2009, before you decide to buy the common stock offered by this prospectus. If any of the events outlined actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Ownership of Our Common Stock

The resale of shares of our common stock registered by this prospectus may adversely affect the market price of our common stock.

At the time of our emergence from bankruptcy, we granted registration rights to certain investors, including the Owens Corning/Fibreboard Asbestos Personal Injury Trust formed in connection with our emergence from bankruptcy, which we refer to as the Asbestos PI Trust. The shares of our outstanding common stock held by the Asbestos PI Trust are registered for resale under the registration statement of which this prospectus forms a part. We have granted the Asbestos PI Trust rights to cause us, at our expense, to file the registration statement of which this prospectus forms a part, covering resale of shares of common stock held by the Asbestos PI Trust. The Asbestos PI Trust, as of January 31, 2010, owned approximately 22.07% of our outstanding common stock, all of which may be sold, pursuant to the registration statement of which this prospectus forms a part, from time to time. These shares may also be sold under Rule 144 of the Securities Act, depending on their holding period and subject to restrictions on volume and manner of sale. The ability of the Asbestos PI Trust to sell a large number of shares could be adversely disruptive to the trading price of our common stock.

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of the shares of our common stock offered by this prospectus. We will not receive any of the proceeds from the sale of our common stock offered hereby.

SELLING STOCKHOLDER

Information regarding the beneficial ownership of our common stock by the Asbestos PI Trust as of the date of the prospectus supplement, the number of shares being offered by the Asbestos PI Trust and the number of shares beneficially owned by the Asbestos PI Trust after the applicable offering will be included in the applicable prospectus supplement. We will not receive any proceeds from the sale of shares of our common stock by the Asbestos PI Trust.

PLAN OF DISTRIBUTION

The selling stockholder, or its pledgees, donees, transferees, or any of its successors in interest selling shares received from the named selling stockholder as a non-sale-related transfer after the date of this prospectus, may sell some or all of the securities covered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, in one or more transactions, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholder may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales, either directly or with a broker-dealer or affiliate thereof, following which the securities are delivered to close out the short position;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through loans or pledges of the securities to a broker-dealer or an affiliate thereof;

•

by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common stock;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

For example, the selling stockholder may engage brokers and dealers, and any broker or dealer may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the securities owned by it. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. As and when the selling stockholder takes such actions, the number of securities offered under this prospectus on behalf of such selling stockholder will decrease. The plan of distribution for the selling stockholder’s securities will otherwise remain unchanged.

The selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales. A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan the securities offered hereby to a broker-dealer and the broker-dealer may sell the loaned securities pursuant to this prospectus.

A selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third-party may use securities pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third-party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

To the extent required under the Securities Act, the aggregate amount of the selling stockholder’s securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholder and/or purchasers of the selling stockholder’s securities for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholder and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts or commissions under the Securities Act.

The selling stockholder and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholder and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances the selling stockholder against certain liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

The securities offered hereby were originally issued to the selling stockholder pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the securities under the Securities Act, and to keep the registration statement of which this prospectus is a part effective for a specified period of time.

The selling stockholder is not restricted as to the price or prices at which they may sell the securities. Sales of such securities may have an adverse effect on the market price of the securities. Moreover, it is possible that a significant number of shares of common stock could be sold at the same time, which may have an adverse effect on the market price of the securities.

We will not receive any proceeds from sales of any securities by the selling stockholder.

We cannot assure you that the selling stockholder will sell all or any portion of the securities offered hereby.

CERTAIN TRANSACTIONS

In connection with our emergence from bankruptcy, we entered into agreements with parties who have received shares of our common stock in exchange for their claims. The terms of the agreements summarized below are more detailed than the general information provided below. Therefore, please carefully consider the actual provisions of these agreements.

The Predecessor entered into an agreement, which we refer to as the Equity Commitment Agreement, with J.P. Morgan Securities Inc., pursuant to which J.P. Morgan Securities Inc. committed to purchase from us, at $30.00 per share, any of the 72.9 million shares of our common stock offered pursuant to a rights offering that were not subscribed for and issued pursuant to the rights offering. In consideration for this commitment from J.P. Morgan Securities Inc., the Predecessor paid a $100 million fee to J.P. Morgan Securities Inc.

In connection with the Equity Commitment Agreement, on July 7, 2006, the Predecessor entered into a registration rights agreement with J.P. Morgan Securities Inc., which we refer to, as amended, as the Investor Registration Agreement. Effective as of January 7, 2010, all rights under the Investor Registration Agreement have terminated.

Also on July 7, 2006, the Predecessor, the Asbestos Claimants’ Committee and the Future Claimants’ Representative finalized the terms of a form of registration rights agreement which was entered into by the Company and the Asbestos PI Trust upon the effectiveness of our plan of reorganization. We refer to this registration agreement, as amended, as the Trust Registration Agreement.

Among other things, pursuant to the terms of the Trust Registration Agreement:

•

the Company is required to file the registration statement of which this prospectus forms a part to effect the registration of the resale of the Asbestos PI Trust’s holdings of Owens Corning common stock;

•

we are required to use our reasonable best efforts to cause the registration statement to remain continually effective and properly supplemented and amended for two years following the first day of effectiveness of such registration statement;

•

if the Company proposes to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, we will be required to use our reasonable best efforts to offer the Asbestos PI Trust the opportunity to register all or part of their shares on the terms and conditions set forth in the Trust Registration Agreement; and

•

the Asbestos PI Trust received the right, subject to certain conditions and exceptions, to request that the Company file registration statements (subject to certain limitations on the number of registration statements and the minimum number of shares covered thereby) with the SEC for an offering of all or part of its shares of Owens Corning common stock, which registration statement is referred to as a demand registration, and the Company is required to cause the demand registration to be filed with the SEC as promptly as practicable following any demand.

All expenses of registration under the Trust Registration Agreement, including the legal fees of one counsel retained by the Asbestos PI Trust, will be paid by the Company.

The registration rights granted in the Trust Registration Agreement are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter. The Trust Registration Agreement also contains customary indemnification and contribution provisions, and certain representations and warranties made by us to the Asbestos PI Trust. Further details concerning these representations and warranties and the other terms of the Trust Registration Agreement may be obtained through a review of the Trust Registration Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

The Trust Registration Agreement is governed by Delaware law.

DESCRIPTION OF CAPITAL STOCK

For a full description of our common stock please see the documents identified in the section “Incorporation by Reference” in this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed with the registration statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.owenscorning.com. You may access our and the Predecessor’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at such site.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 17, 2010;

•	the Definitive Proxy Statement on Schedule 14A filed with the SEC on October 28, 2009; and

•	the description of our common stock as set forth in our Registration Statement on Form 8-A filed with the SEC on October 19, 2006 (File No. 001-33100).

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until our offering is completed, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Attention: Corporate Secretary

(419) 248-8000

7,000,000 Shares

Owens Corning

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

J.P. Morgan

May 2, 2011